EXHIBIT 10.4

[UNITED BIO ENERGY LOGO]

2868 N. RIDGE ROAD · WICHITA, KS 67205 · 316-616-3530
WWW.UNITEDBIOENERGY.COM

May 4, 2004

Mr. Ernie Moody, President
Illini Bio-Energy, Inc.
205 South Walnut
P0 Box 686
Rochester, IL 62563

Re:                               CONFIDENTIAL LETTER OF INTENT

Gentlemen:

This Letter of Intent is intended to summarize the principal terms upon which Illini Bio Energy and its successors (the “Company or Owner”) would retain United Bio Energy, LLC (“UBE”) to provide a variety of services related to the management of and marketing services for a fuel ethanol production facility to be located near Springfield, Illinois (the “Facility”). The Company will provide services related to the business issues and financing of the Facility. UBE will provide services related to the general management and product marketing for Facility. The terms upon which UBE will provide their services will be included in any management, marketing and origination agreements between and among the Company and UBE.

The completion of such agreements, which are sometimes referred to as the “definitive agreements,” is subject to and contingent upon the Company and UBE (and their respective legal counsels) reaching agreement on the form of such documents and the terms and conditions set for the therein.

The Company and UBE expressly state their intention that this Letter of Intent does not and shall not constitute a legal and binding obligation, contract or agreement between and among the parties to this Letter of Intent. Instead, the parties hereby agree that they will enter into good faith negotiations for the preparation of definitive agreements containing substantially the provisions described below. However, the Company and UBE may each unilaterally withdraw from negotiation toward the foregoing agreements or dealing with the other parties at any time, in such withdrawing party’s sole discretion. The parties do, however, expressly intend that the provisions of Section 4 of this letter, governing confidentiality, shall constitute a legal and binding agreement of the parties upon execution of this letter by each party.

The principal terms of the proposed agreements are as follows:

Section  1. Scope of Services and Proposed Fee Schedule.

A. Company-provided Services (not part of UBE’s scope)

The Scope of Services to be provided by the Company shall include, but not be limited to the following areas:

a.               Implement a legal business structure, financing strategy, and business plan for the purpose of developing and operating the Facility.

b.              Develop financial options, including associated costs and technical aspects.

c.               Provide credit and rating analyses, submissions, presentations, etc.

d.              Develop a Pre-financial Close budget and Schedule.

e.               Negotiate key contracts including management, insurance, marketing and/or sales contracts with UBE.

f.                 Other items agreed to between the Company and UBE.

B. UBE Services

The Scope of Services to be provided to the Company by UBE shall include, but shall not be limited to, performance of services in the following areas. It is understood that UBE provides this menu of services and Company may choose those services from the menu that best fits Company’s needs.

a.               General Manager Duties & Benefits — The Scope of General Management Services to be provided by the Company shall include, but not be limited to the following areas:

1.               Prepare an annual operating and capital budget for review and approval by the Board of Directors.

2.               Prepare a five year business plan for approval by the Board of Directors.

3.               Responsible for profit and loss by supervising, managing and directing all general operations of the company with efficiency and proper economy.

4.               Hire, supervise and discharge all employees as necessary; ensuring all benefits, taxes and insurance are properly and timely administered.

5.               Establish and maintain, in good order, accurate and thorough accounting systems and records for the Owner. Maintain structured filing and reporting system, including monthly financial statements adequate for audit by a third party accounting firm.

6.               Comply with all loan covenants of lenders.

7.               Review incoming invoices, work and supplies received by Owner for value and accuracy.

8.               Accounts receivable — utilize necessary steps to collect payments from customers.

9.               Quality control measures ensuring all aspects of Company’s operation are functioning to the level desired by the Board of Directors.

10.         Contract for, or cause to be purchased, all services, grains, utilities, supplies, furniture, fixtures, equipment and other materials necessary for production of the plant’s product - subject to a limit of $xx,000 dollars for any purchase.

11.         Comply with all law and regulations, including environmental permits, OSHA and other safety regulations and all Securities and Exchange limitations or regulations.

12.         Additional areas of services provided by United Bio Energy for the annual management fee:

a.               Group buying of enzymes, chemicals, spare parts and other items as may be added by United Bio Energy, 1CM, Inc. or Fagen Management, LLC.
b.              Benchmarking of Plant performance on a monthly basis.
c.               Process Engineering consulting with Owner in concert with 1CM, Inc., Fagen Management, or others regarding the on-going operations of the plant.
d.              In urgent situations, provide a trained and skilled UBE or 1CM technician or executive within twenty-four hours after notice of a developing concern or issue.
e.               Provide monitoring of the production process, via computer modem or internet, by a skilled and trained technician or executive five days a week for a minimum of six months after productions begins and on an as-needed basis afterwards.

b.              After the Company achieves financial close and at a time mutually agreeable to both parties, but anticipated approximately six months prior to Facility’s commercial scale production, provide aforementioned general management services on mutually agreeable terms with a fee schedule not to exceed the following:

Annual Fee - $300,000 per year. This amount includes General Management, Group Purchasing, and Benchmarking services. It also includes Risk Management Services for corn, natural gas, ethanol, and distiller’s grains. Company will pay for individual trades at the current cost and as may be adjusted by the wholesaler of UBE Trading.

Incentive - An annual incentive bonus of net income calculated and paid quarterly according to the following table - all state and federal payments are excluded from the calculation of net income;

Annual Bonus Net Income	Percentage
$ 0-2,000,000	0%
$ 2,000,001 to $5,000,000	2%
$ 5,000,001 to $10,000,000	4%
More than $10,000,000	0%

[Accept EDM 8/13/04]

c.               Provide ethanol marketing services at a cost not to exceed $.0l per gallon. At Company’s option, provide denaturant procurement services for $.01 per gallon.

[Decision Pending EDM 8/13/05]

d.              Provide distiller’s grain marketing services for dry distiller’s grains (DDGS) at a cost not to exceed 2% of net sales price, and for wet distiller’s grains (DWG or modified DWG) at a cost not to exceed 4% of net sales price including an on-site marketer.

[Decision Pending EDM 8/13/05]

e.               Provide grain procurement and origination services at a cost not to exceed $.0325 per bushel that includes an on-site merchandiser.

[Decision Pending EDM 8/13/05]

It is understood that UBE will not limit its assistance to the services specifically enumerated above, but will extend their services and assistance as reasonably required and requested by the company to provide for the successful implementation of the plan of development and general management of the Facility.

Section 2. Term of Agreement.

The term of the various definitive agreements shall begin on the date of execution of such definitive agreements between and among the Company and UBE, and shall continue for an initial term of three years, with provisions for renewal, anticipated to occur from when the Facility has begun “commercial scale production.” For the purposes of the definitive agreement, “commercial scale production” shall mean the commercial operation of the Facility (after initial startup and testing is complete) to produce ethanol and related by-products for sale to the Company’s customers on a commercial scale as per the required specifications set forth in the Design/Build Agreement and/or other contracts relating to the construction and operation of the Facility.

The parties to this letter of intent specifically agree that the definitive agreements between and among the Company and UBE will contain provisions allowing each party to terminate the applicable definitive agreement in the event that the other party to any such agreement has failed to adequately perform its obligations under such definitive agreement and has not cured such failure within a period specified in such definitive agreement.

Section 3. Independent Contractor.

UBE is an independent contractor and nothing herein contained shall constitute any of its employees or agents as employees or agents of the company.

Section 4. Confidentiality.

During the period beginning on the date hereof and ending five (5) years after termination of each of the definitive agreements, UBE agrees not to use or disclose any information regarding the Company of the Facility not previously available to the public. During the period beginning on the date hereof and ending five (5) years after termination of each of the definitive disclose an agreements, the Company agrees not to use or disclose any proprietary information or technology exclusively owned by UBE not previously disclosed to the public. Notwithstanding the foregoing, UBE may disclose information as required in the performance of the definitive agreements or by law, or as otherwise authorized by the Company.

Section 5. Legal and Financial Advice.

None of the Services contemplated in this Agreement shall be construed as or a substitute for legal, investment banking or accounting services.

Section 6. Exclusivity.

Upon execution of this letter of intent, the Company agrees that UBE will be the exclusive party to provide the respective services agreed upon by the company in connection with the management and marketing of products of the Facility.

Section 7. Notices.

Any written notice or communications required or permitted by this letter of intent, the -definitive agreements or by law to be served on, given to, or delivered to either party hereto, by the other party shall be in writing and shall be deemed duly served, given or delivered when personally delivered to the party to whom it is addressed or in lieu of such personal services, when deposited in the United States mail, first-class postage prepaid, addressed to the Company at:

Illini Bio Energy	United Bio Energy, LLC
Ernie Moody	Jeff Roskam
President	President
205 South Walnut	2868 N. Ridge Road
Rochester, Illinois 62563	Wichita, KS 67205

Section 8. Controlling Law.

The laws of the State of Kansas will govern this letter of intent and the definitive agreements.

If the above letter correctly sets forth our understanding with respect to the proposed delivery of services, please initial after each respective paragraph outlining UBE’ s proposed service, Company’s acceptance or declination of that particular service. Then sign and return four copies of this letter. Following receipt, UBE will work with each of you to begin preparation of the appropriate definitive agreements.

Thank you for your interest and we look forward to our future business relationships!

Illini Bio Energy
By:	/s/ Ernest D. Moody
	8/13/04	, Its: President

Duly executed and agreed to (as to the binding provisions of Section 4) this 24th day of August, 2004.

United Bio Energy, LLC

By:	/s/ Jeff Roskam
Jeff Roskam, Its: President